Filed Pursuant to Rule 424(b)(3)

Registration No. 333-248589

PROSPECTUS

AGENTIX CORP.

Up to 2,750,721 Shares of Common Stock

This prospectus supplement amends in its entirety the existing base prospectus that forms a part of the Registration Statement on Form S-1 (File No. 333-248589), which initially became effective on September 23, 2020, and a Post-Effective Amendment No. 2 to the Form S-1 ((File No. 333-248589), which became effective on December 23, 2020, to (i) reduce the fixed price for which the shares of our common stock may be offered and sold by the selling shareholders pursuant to the Registration Statement from $3.00 to $0.50; (ii) reflect information disclosed in the registrant’s annual report on Form 10-K for the year ended August 31, 2020, as filed with the Securities and Exchange Commission on December 9, 2020, and (iii) correct a typographical error in the selling stockholders’ table.

This prospectus relates to the resale of up to 2,750,721 shares of common stock to be offered by the selling stockholders.

Our common stock trades in the over-the-counter market and is quoted on the OTC Pink tier of the OTC Markets Group, Inc. under the symbol “AGTX.” Only a limited public market currently exists for our common stock. On November 20, 2020, which was the last day any shares of our common stock were traded, the reported sale price of our shares of common stock on the OTC Markets was $0.40 per share.

We urge prospective purchasers of our common stock to obtain current information about the market prices of our common stock. As a result of our shares being quoted on the OTC Pink tier of the OTC Markets, the shares of our common stock may be offered and sold by the selling shareholders only at a fixed price of $0.50 per share until our common stock is listed on a national securities or quoted on the OTC Bulletin Board, OTCQX or OTCQB, at which time they may be sold at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. While we believe that upon the effective date of this registration statement our common stock will qualify for quotation on the OTCQB and we intend to pursue application for admission to the OTCQB, we cannot assure you that our common stock will, in fact, be quoted on the OTCQB.

We will not receive any of the proceeds from the sale of common stock by the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 4 of this prospectus before making a decision to purchase our stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2020

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You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Information contained on our website is not part of this prospectus.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes included elsewhere in this prospectus, or any accompanying prospectus supplement before making an investment decision. In this prospectus, unless the context requires otherwise, all references to “we,” “our,” “us” and the “Company” refer to Agentix Corp.

Overview

Agentix is a biopharmaceutical development company that includes the recently combined proprietary assets of GSL Healthcare Inc. is currently focused on the development and commercialization of novel therapeutics to treat metabolic diseases, peripheral neuropathy, progressive lung disease and ischemic reperfusion injury. Our principal business objective is to develop both science-driven synthetic and natural cannabinoid therapeutics that address unmet medical needs and continue to drive innovations in the endocannabinoid space.

Agentix has identified a targeted collection of wellness and pharmaceutical product opportunities, the majority of which will be designed to offer a more sophisticated and intelligent product offering in the multi-billion-dollar global biopharmaceutical industry.

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The first category shall consist of a series of health and wellness products that incorporate a proprietary and proven nano-technology similar to liposomal delivery systems, known as a cellular biocomplex, for the health & wellness markets.  Further advancements of these biocomplexes will be used in the development and production of pharma-grade products for more specific clinical (non-prescription and prescription) applications, such as arthritic joint pain, acne vulgaris and onychomycosis.

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A second category of developments will focus on pharmaceutical applications that target the human endocannabinoid system for treatments ranging from Epilepsy, Type 2 Diabetes, and Acute Kidney Injury. These identified programs are already under development, ranging from design and discovery to pre-clinical and biological testing with leading universities and research institutions.

Agentix was incorporated on April 18, 2013 under the laws of the State of Nevada.  Effective June 17, 2019, we changed our name from FairWind Energy, Inc. to better reflect the new focus of our business.

Our principal executive offices are located at 32932 Pacific Coast Highway, #14-254, Dana Point, California 92629, telephone number (949) 933-5411. Our website address is www.agentixcorp.com. Information accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

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The Offering

Common stock offered by the selling stockholders:	Up to 2,750,721 shares of our common stock to be offered by the selling stockholders.

Common stock outstanding prior to the offering:	34,489,605. We currently have no options, convertible notes or warrants to purchase shares of our equity outstanding.

Common stock outstanding after this offering:	34,489,605. We currently have no options, convertible notes or warrants to purchase shares of our equity outstanding.

Use of proceeds:	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

OTC Pink trading symbol:	“AGTX”

Risk factors:

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 4 of this prospectus before deciding whether or not to invest in shares of our common stock.

Summary of Financial Data

The following information represents selected audited financial information for our company for the year ended August 31, 2020. The summarized financial information presented below is derived from and should be read in conjunction with our audited including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations of this prospectus. GSL Healthcare, Inc., our now principal business and historical financial statements of our company, began operations on April 15, 2020.

Statements of Operations Data	Year Ended August 31, 2020
Total Operating Expenses	$344,389
Loss from Operations	$(344,389)
Interest Expense, net	$(31)

Other Expense, net	$19,522
Net Loss	$(363,911)
Basic and Diluted Net Loss per Share	$(0.02)

Balance Sheets Data	As of August 31, 2020
Cash	$242,750
Total Assets	$292,750
Total Liabilities	$69,288
Total Stockholders’ Equity	$223,462

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this offering memorandum, before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that case, the trading price of our common stock would likely decline, and you might lose all or part of your investment in our common stock. The risks described below are not the only ones we face. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business, financial conditions and results of operations.

Business Risk Factors

Risks Related to Financing and the Need for Capital

We are a pre-clinical stage pharmaceutical company with a limited operating history.

We are a pre-clinical stage pharmaceutical company with a limited operating history. The Company needs to complete design, development and additional pre-clinical studies of its product programs before submitting for authorization to initiate human clinical trials under an IND (Investigational New Drug) to eventually support a New Drug Application, or NDA, in order to commercialization can commence. The likelihood of success of our business plan must be considered in light of the problems, substantial expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early-stage businesses and the regulatory and competitive environment in which we operate. Pharmaceutical product development is a highly speculative undertaking, involves a substantial degree of risk and is a capital-intensive business.

Accordingly, potential investors should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, especially clinical pharmaceutical companies such as ours. Investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that the Company cannot assure that it will be able to:

•	successfully implement or execute the current business plan, and we cannot assure that the business plan is sound;

•	successfully manufacture our clinical product and establish commercial drug supply;

•	obtain Drug Enforcement Administration, or DEA, licenses necessary for the manufacturing of several of the proposed products for evaluation in clinical trials;

•	successfully complete the clinical trials necessary to obtain regulatory approval for the commercial release of the Company’s products;

•	secure market exclusivity and/or adequate intellectual property protection for the proposed products;

•	attract and retain an experienced management and advisory team;

•	secure adoption of the Company products in the medical community and with third party payors and consumers;

•	launch commercial sales of the Company products, whether alone or in collaboration with other strategic partners and/or distributors; and

•	raise sufficient funds in the capital markets to effectuate our business plan.

If we cannot successfully execute any one of the foregoing, the business may not succeed, and investor capital will be adversely affected.

We have incurred operating losses in each year since our inception and expect to continue to incur substantial losses for the foreseeable future. We may never become profitable or, if we achieve profitability, be able to sustain profitability.

Furthermore, the Company has incurred operating losses in the prior year(s) since our inception and expect to continue to incur substantial losses for the foreseeable future. We may never become profitable or, if we achieve profitability, be able to sustain profitability.

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We expect to incur substantial expenses without corresponding revenues unless and until we are able to obtain regulatory approval and successfully commercialize the proposed products.

We may never be able to obtain regulatory approval for one or more of the products in any indication in the United States or internationally. Even if our regulatory process is successful with one or more of our product candidates, there can be no assurance that we will generate significant revenues or ever achieve profitability.

The ongoing COVID-19 pandemic may adversely affect our business.

In December 2019, a strain of coronavirus was reported to have surfaced in Wuhan, China, and has spread globally, and on March 12, 2020, the WHO declared COVID-19 to be a pandemic. In an effort to contain and mitigate the spread of COVID-19, many countries, including the United States, have imposed unprecedented restrictions on travel, quarantines, and other public health safety measures. Such government-imposed precautionary measures may have been relaxed in certain countries or states, but there is no assurance that more strict measures will be put in place again due to a resurgence in COVID-19 cases. The rapidly evolving nature of the circumstances is such that it is impossible, at this stage, to determine the full and overall impact the COVID-19 pandemic may have, but it could disrupt production and cause delays in the supply and delivery of products used in our research and development efforts, adversely affect our employees, and disrupt our operations, all of which may have a material adverse effect on our business. In addition, the pandemic may have an adverse effect on the ability of regulatory bodies to grant approvals or supervise our candidates and products, may further divert the attention and efforts of the medical community to coping with the coronavirus and disrupt the marketplace in which we operate and may have a material adverse effects on our operations.

Moreover, the COVID-19 pandemic has created significant economic uncertainty and volatility in the credit and capital markets. Management plans to secure the necessary financing through the issue of new equity and/or the entering into of strategic partnership arrangements; however, there is no assurance that our management will be able to obtain such financing on reasonable terms or at all. A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on our ability to access capital and on the market price of our common stock, and we may not be able to successfully raise capital through the sale of our securities. If we are unsuccessful in commercializing our products or raising capital, we may need to reduce activities, curtail or cease operations.

In addition, a significant outbreak of COVID-19 or other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, resulting in an economic downturn that could impact our business, financial condition and results of operations.

Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization

We will depend heavily on the success of our proposed products. If we are unable to generate revenues from our products, we will likely need to cease operations.

We will depend entirely on the success of our proposed products. If we are unable to generate revenues, our ability to create stockholder value will be limited.

Despite the attempt to develop a diversified series of product opportunities to mitigate the risks associated with any single development effort, we will be required to complete Phase 1 safety studies before evaluating efficacy in subsequent clinical studies. There is no guarantee that our clinical trials will be successful or that we will continue with clinical studies to support any approvals from the FDA for any indication. We acknowledge that most drug candidates never reach the clinical development stage and even those that do have only a small chance of successfully completing clinical development and gaining regulatory approval. Therefore, our business currently depends entirely on the successful development, regulatory approval and commercialization of the proposed products, which may never occur.

Our clinical trials may be unsuccessful, which would materially harm our business. Even if our ongoing clinical trials are successful, we will be required to conduct additional clinical trials to establish safety and long-term efficacy, before a New Drug Application, or NDA, can be filed with the FDA for marketing approval.

If we are not able to obtain any required regulatory approvals for our drug candidates, we will not be able to commercialize our product candidates and our ability to generate revenue will be limited.

Clinical testing is expensive, is difficult to design and implement, can take many years to complete and is uncertain as to outcome. Success in early phases of pre-clinical and clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent our ability to receive regulatory approval or product commercialization. The research, testing, manufacturing, labeling, packaging, storage, approval, sale, marketing, advertising and promotion, pricing, export, import and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. We are not permitted to market these products as a prescription pharmaceutical product in the United States until we receive approval of an NDA from the FDA or comparable regulatory agencies for sales in foreign markets until we receive the requisite approval from such countries. In the United States, the FDA generally requires the completion of clinical trials of each drug to establish its safety and efficacy and extensive pharmaceutical development to ensure its quality before an NDA is approved. Regulatory authorities in other jurisdictions impose similar requirements. Of the large number of drugs in development, only a small percentage result in the submission of an NDA to the FDA and even fewer are eventually approved for commercialization. We have never submitted an NDA to the FDA or comparable applications to other regulatory authorities. If our development efforts for these product candidates, including regulatory approval, are not successful for its planned indications, or if adequate demand for these products is not generated, our business will be harmed.

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Receipt of necessary regulatory approval is subject to a number of risks, including the following:

•	the FDA or comparable foreign regulatory authorities or institutional review boards, or IRBs, may disagree with the design or implementation of the Company’s proposed clinical trials;

•	we may not be able to provide acceptable evidence of these products’ safety and efficacy;

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the results of our clinical trials may not be satisfactory or may not meet the level of statistical or clinical significance required by the FDA, European Medicines Agency, or EMA, or other comparable foreign regulatory authorities for marketing approval;

•	the proposed dosing studies in a particular clinical trial may not be at an optimal level;

•	patients in clinical trials may suffer adverse effects for reasons that may or may not be related to the products;

•	the data collected from clinical trials may not be sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States or elsewhere;

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the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Failure to obtain regulatory approval for the foregoing or any other reasons will prevent the Company from commercializing this product candidate as a prescription product, and our ability to generate revenue will be materially impaired. We cannot guarantee that regulators will agree with the assessment of the results of our clinical trials or that such trials will be considered by regulators to have shown safety or efficacy of our product candidates. The FDA, EMA and other regulators have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional clinical trials, or pre-clinical or other studies. In addition, varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate.

We have only limited experience in filing the applications necessary to gain regulatory approvals and expect to rely on consultants and third-party contract research organizations, or CROs, with expertise in this area to assist us in this process. Securing FDA approval requires the submission of pre-clinical, clinical and/or pharmacokinetic data, information about product manufacturing processes and inspection of facilities and supporting information to the FDA for each therapeutic indication to establish a product candidate’s safety and efficacy for each indication. One or more of the proposed product candidates may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use with respect to one or all intended indications.

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The process of obtaining regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon, among other things, the type, complexity and novelty of the product candidates involved, the jurisdiction in which regulatory approval is sought and the substantial discretion of the regulatory authorities. Changes in the regulatory approval policy during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for a submitted product application may cause delays in the approval or rejection of an application. Regulatory approval obtained in one jurisdiction does not necessarily mean that a product candidate will receive regulatory approval in all jurisdictions in which we may seek approval, but the failure to obtain approval in one jurisdiction may negatively impact our ability to seek approval in a different jurisdiction. Failure to obtain regulatory marketing approval for these proposed products in any indication will prevent us from commercializing the product candidate, and our ability to generate revenue will be materially impaired.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. Failure can occur at any time during the clinical trial process. The results of pre-clinical studies and early clinical trials may not be predictive of the results of later-stage clinical trials. The Company cannot assure how the FDA will view the results or that any future trials of the proposed products will achieve positive results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through pre-clinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Any future clinical trial results may not be successful.

In addition, a number of factors could contribute to a lack of favorable safety and efficacy results for the products. For example, such trials could result in increased variability due to varying site characteristics, such as local standards of care, differences in evaluation period and surgical technique, and due to varying patient characteristics, including demographic factors and health status.

Even if we receive regulatory approval for our drug candidates, we still may not be able to successfully commercialize any of our products, and the revenue that we generate from sales, if any, may be limited.

Even if regulatory approvals are received, we still may not be able to successfully commercialize these products, and the revenue that we generate from sales, if any, may be limited. If approved for marketing, the commercial success will depend upon its acceptance by the medical community, including physicians, patients and health care payors. The degree of market acceptance will depend on a number of factors, including:

•	demonstration of clinical safety and efficacy;

•	relative convenience, pill burden and ease of administration;

•	the prevalence and severity of any adverse effects;

•	the willingness of physicians to prescribe the products and of the target patient population to try new alternative therapies;

•	safety, tolerability and efficacy compared to competing products;

•	the introduction of any new products that may in the future become available to treat indications for which the proposed products may be approved;

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•	new procedures or methods of treatment that may reduce the incidences of any of the indications in which these products may show utility;

•	pricing and cost-effectiveness;

•	the effectiveness of our or any future collaborators’ sales and marketing strategies;

•	limitations or warnings contained in FDA-approved labeling;

•	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid, private health insurers and other third-party payors; and

•	the willingness of patients to pay out-of-pocket in the absence of third-party coverage or reimbursement.

If one or more of the proposed products are approved but does not achieve an adequate level of acceptance by physicians, health care payors and patients, we may not generate sufficient revenue and we may not be able to achieve or sustain profitability. Our efforts to educate the medical community and third-party payors on the benefits of the products may require significant resources and may never be successful.

In addition, even if we obtain regulatory approvals, the timing or scope of any approvals may prohibit or reduce our ability to successfully commercialize these products. For example, if the approval process takes too long, the Company may miss market opportunities and give other companies the ability to develop competing products or establish market dominance. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render one or more products not commercially viable. For example, regulatory authorities may approve a product for fewer or more limited indications than requested, may not approve the price we intend to charge, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that indication. Further, the FDA or comparable foreign regulatory authorities may place conditions on approvals, such as risk management plans and a Risk Evaluation and Mitigation Strategy, or REMS, to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA may also require a REMS for an approved product when new safety information emerges. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of our products. Moreover, product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following the initial marketing of the product. Any of the foregoing scenarios could materially harm the commercial success of the proposed products

Even once marketing approval is obtained, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, these products could be subject to labeling and other restrictions and withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with the proposed products.

Even if we obtain marketing approval for our drug candidates, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our drug candidates could be subject to labeling and other restrictions and withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our drug candidates.

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Even if we obtain United States regulatory approval of for a specific indication, the FDA may still impose significant restrictions on indicated uses or marketing or the conditions of approval or impose ongoing requirements for potentially costly and time-consuming post-approval studies, including Phase 4 clinical trials, and post-market surveillance to monitor safety and efficacy. The proposed products will also be subject to ongoing regulatory requirements governing the manufacturing, labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, recordkeeping and reporting of adverse events and other post-market information. These requirements include registration with the FDA, continued compliance with current Good Clinical Practices regulations, or cGCPs, for any clinical trials that we conduct post-approval, continued compliance with the CSA and ongoing review by the DEA. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current Good Manufacturing Practices, or cGMP, requirements relating to quality control, quality assurance and corresponding maintenance of records and documents.

With respect to sales and marketing activities by us or any future partner, advertising and promotional materials must comply with FDA rules in addition to other applicable federal, state and local laws in the United States and similar legal requirements in other countries. In the United States, the distribution of product samples to physicians must comply with the requirements of the U.S. Prescription Drug Marketing Act. Application holders must obtain FDA approval for product and manufacturing changes, depending on the nature of the change. We may also be subject, directly or indirectly through our customers and partners, to various fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute, U.S. False Claims Act, and similar state laws, which impact, among other things, our proposed sales, marketing, and scientific/educational grant programs. If we participate in the U.S. Medicaid Drug Rebate Program, the Federal Supply Schedule of the U.S. Department of Veterans Affairs, or other government drug programs, we will be subject to complex laws and regulations regarding reporting and payment obligations. All of these activities are also potentially subject to U.S. federal and state consumer protection and unfair competition laws. Similar requirements exist in many of these areas in other countries.

In addition, if the product(s) are approved for an indication, our product labeling, advertising and promotion would be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about prescription products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. If we receive marketing approval for a specific product, physicians may nevertheless legally prescribe our products to their patients in a manner that is inconsistent with the approved label. However, if we are found to have promoted such off-label uses, we may become subject to significant liability and government fines. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees of permanent injunctions under which specified promotional conduct is changed or curtailed.

If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency or problems with the facility where the product is manufactured, or if we or our manufacturers fail to comply with applicable regulatory requirements, we may be subject to the following administrative or judicial sanctions:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	issuance of warning letters or untitled letters;

•	injunctions or the imposition of civil or criminal penalties or monetary fines;

•	suspension of any ongoing clinical trials;

•	refusal to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product license approvals;

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•	suspension of, or imposition of restrictions on, operations, including costly new manufacturing requirements; or

•	product seizure or detention or refusal to permit the import or export of product.

The occurrence of any event or penalty described above may inhibit our ability to commercialize these products and generate revenue. Adverse regulatory action, whether pre- or post-approval, can also potentially lead to product liability claims and increase our product liability exposure.

We currently have no sales and marketing organization. If we are unable to secure a sales and marketing partner or establish satisfactory sales and marketing capabilities, we may not successfully commercialize our drug candidates.

We currently have no sales and marketing organization. If we are unable to secure a sales and marketing partner or establish satisfactory sales and marketing capabilities, we may not successfully commercialize the proposed products.

The Company may not be able to enter into collaboration agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties. If we elect to establish a sales and marketing infrastructure, we may not realize a positive return on this investment. In addition, we will have to compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize the products without strategic partners or licensees include:

•	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

•	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe the products;

•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

The Company faces competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have competitors in a number of jurisdictions, many of which have substantially greater name recognition, commercial infrastructures and financial, technical and personnel resources than we have. Established competitors may invest heavily to quickly discover and develop novel compounds that could make these product candidates obsolete or uneconomical. Any new product that competes with an approved product may need to demonstrate compelling advantages in efficacy, cost, convenience, tolerability and safety to be commercially successful. Other competitive factors, including generic competition, could force us to lower prices or could result in reduced sales. In addition, new products developed by others could emerge as competitors. If we are not able to compete effectively against our current and future competitors, our business will not grow, and our financial condition and operations will suffer.

We may be involved in legal proceedings that may result in adverse outcomes.

We may be involved in claims, suits, government investigations, and proceedings arising in the ordinary course of our business, including actions with respect to intellectual property claims, privacy, data protection or law enforcement matters, tax matters, labor and employment claims, commercial claims, as well as stockholder derivative actions, class action lawsuits, and other matters. Such claims, suits, government investigations, and proceedings are inherently uncertain, and their results cannot be predicted with certainty. Regardless of their outcomes, such legal proceedings can have an adverse impact on us because of legal costs, diversion of management and other personnel, and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in liability, penalties, or sanctions, as well as judgments, consent decrees, or orders preventing us from offering certain features, functionalities, products, or services, or requiring a change in our business practices, products or technologies, which could in the future materially and adversely affect our business, operating results, and financial condition.

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Financial and Other Risk Factors

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

The trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the “OTC”. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the SEC. The term “penny stock” is defined in Exchange Act Rule 3a51-1 as, among other things, as having a price of less than $5.00 per share as set forth in Exchange Act Rule 3a51-(1)(d). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market.

The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will in all likelihood find it difficult to sell their securities.

The interests of our principal stockholders, who collectively hold 81% of our stock, may not coincide with yours and such controlling stockholder may make decisions with which you may disagree.

As of December 28, 2020, our principal stockholders, Applied Biosciences Corp. and Green Sky Labs, beneficially own 81% of our common stock. Riazul (Rehan) Huda, a member of our board of directors, has sole voting and dispositive power over the shares held by Green Sky Labs. As a result, our principal stockholders control substantially all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company and make some future transactions more difficult or impossible without the support of our controlling stockholders. The interests of our controlling stockholders may not coincide with our interests or the interests of other stockholders.

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Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market (as a result of Sarbanes-Oxley), require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

If securities or industry analysts do not publish research about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our common stock, to some extent, may at some point depend on the research and reports that securities or industry analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts elect to cover us downgrade our shares or lower their opinion of our shares, our share price would likely decline. If one or more of these analysts elect to cover us and subsequently cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Future sales or potential sales of our common stock in the public market could cause our share price to decline.

If the existing holders of our common stock particularly our directors and officers, sell a large number of shares, they could adversely affect the market price for our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline.

If we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected.

If we are unable to maintain adequate internal controls for financial reporting in the future, investor confidence in the accuracy of our financial reports may be impacted or the market price of our common stock could be negatively impacted.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

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Prospective investors need to conduct an independent investment analysis and due diligence review.

No independent legal, accounting or business advisors have been appointed to represent the interests of prospective investors in the Company. Neither the Company nor any of its officers, directors, employees or agents makes any representation or expresses any opinion with respect to the merits of an investment in the shares of the Company, including, without limitation, the proposed value of the Company or the shares. Each prospective investor is therefore encouraged to engage independent accountants, appraisers, attorneys and other advisors to (i) conduct such due diligence review as such prospective investor may deem necessary and advisable, and (ii) provide such opinions with respect to the merits of an investment in the Company and applicable risk factors as such prospective investor may deem necessary and advisable. The Company will cooperate fully with any prospective investor who desires to conduct such an independent analysis, so long as the Company determines, in its sole discretion, that such cooperation is not unduly burdensome.

Prospective investors need to review individual tax consequences of an investment in the Company.

An investment in the Company will have certain tax consequences that will be unique to each investor, depending upon his/her/its personal tax situation, his/her/its nationality and/or place of domicile, and other unique personal circumstances. The Company cannot and does not make any representations or assurances as to individual tax consequences. Investors are encouraged to consult with their own tax advisors in connection with any investment decision with respect to the shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements reflecting our current expectations that involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements related to industry prospects, our future economic performance including anticipated revenues and expenditures, results of operations or financial position, and other financial items, our business plans and objectives, including our growth strategies and intended product releases, and may include certain assumptions that underlie the forward-looking statements. Forward-looking statements often include words such as “outlook,” “projected,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties and assumptions, including those described in “Risk Factors” beginning on page 4 of this prospectus. Moreover, we operate in a very competitive and rapidly changing environment and industry. New risks may also emerge from time to time. It is not possible for our management to predict all of the risks related to our business and operations, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated, predicted or implied in the forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur and reported results should not be considered as an indication of future performance. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Except as required by law, we undertake no obligation to update any forward-looking statements for any reason to conform these statements to actual results or to changes in our expectations.

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USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since July 31, 2019, our shares of common stock have been quoted on the OTC Pink tier of the OTC Markets Group, Inc. (“OTC Markets”) under the stock symbol “AGTX”. From August 4, 2015, until July 30, 2019, our shares of common stock have been quoted on the OTC Pink tier of the OTC Markets under the stock symbol “FWDR”. The following table shows the reported high and low closing bid prices per share for our common stock based on information provided by the OTC Markets Group, Inc. The over-the-counter market quotations set forth for our common stock reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Common Stock Bid Price (1)
Financial Quarter Ended	High ($)	Low ($)

November 30, 2020	2.99	0.40
August 31, 2020	5.00	1.80
May 31, 2020	2.40	1.01
February 28, 2020	24.00	0.10
November 30, 2019	24.00	0.10
August 31, 2019	24.00	24.00
May 31, 2019	10.50	10.50
February 28, 2019	10.50	10.50

________

(1) All prices reflect a 1-for-1,000 reverse split of its issued and outstanding common stock effective July 3, 2019 and a 100-for-1 forward split of its issued and outstanding shares of common stock effective February 25, 2020.

HOLDERS

On July 3, 2019, the Company effected a 1-for-1,000 reverse split of its issued and outstanding common stock and, on February 25, 2020, the Company effected a 100-for-1 forward split of its issued and outstanding common stock. As of December 28, 2020, the Company had 34,489,605 shares of common stock issued and outstanding held by approximately 66 holders of record.

DIVIDENDS

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We have not established any compensation plans under which equity securities are authorized for issuance.

PURCHASES OF EQUITY SECURITIES BY THE REGISTRANT AND AFFILIATED PURCHASERS

We did not purchase any of our shares of common stock or other securities during the year ended August 31, 2020.

TRANSFER AGENT

Our transfer agent is West Coast Stock Transfer, Inc. (“West Coast Stock Transfer”), whose address 721 N. Vulcan Ave, Encinitas, California 92024. West Coast Stock Transfer’s telephone number is (619) 664-4780.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and the related notes thereto that are included in this prospectus. In addition to historical information, the following discussion and analysis includes forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.” See “Special Note Regarding Forward-Looking Statements.”

Overview

The Company was incorporated in the State of Nevada on April 18, 2013 and established a fiscal year end of August 31. We are a development stage corporation and have not yet generated or realized meaningful revenues from our business.

On May 28, 2020, we entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with GSL Healthcare, Inc., a Nevada corporation (“GSL Healthcare”), and the holders of common stock of GSL Healthcare, which consisted of two stockholders. The closing date occurred on June 1, 2020.

Under the terms and conditions of the Share Exchange Agreement, the Company offered and sold 27,932,271 shares of common stock of the Company in consideration for all of the issued and outstanding shares of common stock of GSL Healthcare. The effect of the issuance is that former two GSL Healthcare shareholders now hold approximately 88.0% of the issued shares of common stock of the Company, and GSL Healthcare is now a wholly owned subsidiary of the Company. GSL Healthcare has a general plan to be a health and wellness business. Until such time as the Company can formulate GSL Healthcare’s general business plan, the Company is not changing its current business.

The merger between the Company and GSL Healthcare was treated as a reverse capitalization for financial statement reporting purposes with GSL Healthcare deemed the accounting acquirer and the Company deemed the accounting acquiree. Accordingly, GSL Healthcare’ assets, liabilities and results of operations became the historical financial statements of the Company. Prior to the Share Exchange, we had 3,806,613 shares of outstanding common stock which remained outstanding as part of the merger.

As a result of the Share Exchange Agreement, we plan to focus our business plan on the development and commercialization of novel therapeutics to treat metabolic diseases, peripheral neuropathy, progressive lung disease and ischemic reperfusion injury. Our principal business objective is to develop both science-driven synthetic and natural cannabinoid therapeutics that address unmet medical needs and continue to drive innovations in the endocannabinoid space.

Specifically, we have identified a targeted collection of wellness and pharmaceutical product opportunities, the majority of which will be designed to offer a more sophisticated and intelligent product offering in the multibillion-dollar global biopharmaceutical industry.

•

The first category shall consist of a series of health and wellness products that incorporate a proprietary and proven nano-technology similar to liposomal delivery systems, known as a cellular biocomplex, for the health & wellness markets. Further advancements of these biocomplexes will be used in the development and production of pharma-grade products for more specific clinical (non-prescription and prescription) applications, such as arthritic joint pain, acne vulgaris and onychomycosis.

•

A second category of developments will focus on pharmaceutical applications that target the human endocannabinoid system for treatments ranging from epilepsy, Type 2 diabetes, and acute kidney Injury. These identified programs are already under development, ranging from design and discovery to pre-clinical and biological testing with leading universities and research institutions.

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Going Concern

To date the Company has little operations or revenues and consequently has incurred recurring losses from operations. No revenues are anticipated until we complete the financing we endeavor to obtain, as described herein, and implement our initial business plan. The ability of the Company to continue as a going concern is dependent on raising capital to fund our business plan and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

Our activities have been financed from the proceeds of share subscriptions. From our inception (April 15, 2020) to August 31, 2020, we raised a total of $611,507 from offerings of our common stock.

The Company plans to raise additional funds through debt or equity offerings. There is no guarantee that the Company will be able to raise any capital through this or any other offerings.

COVID-19

We continue to evaluate the impact of the COVID-19 pandemic on the industry and our Company and have concluded that while it is reasonably possible that the virus could have a negative effect on our financial position and results of our operations, the specific impact is not readily determinable as of the date of this filing. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the policies below as critical to our business operations and to the understanding of our financial results:

Basis of Accounting

The Company’s financial statements are prepared using the accrual method of accounting and are presented in United States Dollars.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with maturities of one year or less to be cash equivalents.

Fair Value of Financial Instruments

The fair value of cash and cash equivalents and accounts payable approximates their carrying amount.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

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RESULTS OF OPERATIONS

GSL Healthcare, our now principal business and historical financial statements of our company, began operations on April 15, 2020. Thus, a comparable period does not exist. The following are our results from inception (April 15, 2020) to August 31, 2020:

We recorded no revenues for the period from inception (April 15, 2020) to August 31, 2020.

For the period from inception (April 15, 2020) to August 31, 2020, we incurred total operating expenses of $344,389, consisting professional fees of $227,055, research and development expenses of $94,100, and general and administrative expenses of $23,234. Further, during the period from inception (April 15, 2020) to August 31, 2020, we determined that the fair value of an equity investment held by us was $nil and as such, we recorded an impairment charge of $19,553. We also incurred interest income of $31.

Liquidity and Capital Resources

On August 31, 2020, we had a cash balance of $242,750 and incurred a loss of $363,911 from inception (April 15, 2020) to August 31, 2020. We do not have sufficient cash on hand to complete our plan of operation for the next 12 months. We will need to raise funds to complete our plan of operation and fund our ongoing operational expenses for the next 12 months. Additional funding will likely come from equity financing from the sale of our common stock. If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our Company. We do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our development activities and ongoing operational expenses. In the absence of such financing, our business will likely fail. There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our development to complete our plan of operation and our business will fail.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders

BUSINESS

History

The Company was incorporated in the State of Nevada on April 18, 2013 and established a fiscal year end of August 31. Effective June 17, 2019, we changed our name from FairWind Energy, Inc. to better reflect the new focus of our business. We are a development stage corporation and have not yet generated or realized meaningful revenues from our business.

Until recently, our business plan focused on the design, engineering and manufacturing of composite products, specifically the supply products to the oil and gas industry. However, on May 28, 2020, entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with GSL Healthcare, Inc., a Nevada corporation (“GSL Healthcare”), and the holders of common stock of GSL Healthcare, which consisted of two stockholders. The closing date occurred on June 1, 2020.

Under the terms and conditions of the Share Exchange Agreement, the Company offered and sold 27,932,271 shares of common stock of the Company in consideration for all of the issued and outstanding shares of common stock of GSL Healthcare. The effect of the issuance is that former two GSL Healthcare shareholders now hold approximately 88.0% of the issued shares of common stock of the Company, and GSL Healthcare is now a wholly owned subsidiary of the Company. GSL Healthcare has a general plan to be a health and wellness business.

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Overview

As a result of the Share Exchange Agreement, we plan to focus our business plan on the development and commercialization of novel therapeutics to treat metabolic diseases, peripheral neuropathy, progressive lung disease and ischemic reperfusion injury. Our principal business objective is to develop both science-driven synthetic and natural cannabinoid therapeutics that address unmet medical needs and continue to drive innovations in the endocannabinoid space.

Specifically, we have identified a targeted collection of wellness and pharmaceutical product opportunities, the majority of which will be designed to offer a more sophisticated and intelligent product offering in the multibillion-dollar global biopharmaceutical industry.

•

The first category shall consist of a series of health and wellness products that incorporate a proprietary and proven nano-technology similar to liposomal delivery systems, known as a cellular biocomplex, for the health & wellness markets. Further advancements of these biocomplexes will be used in the development and production of pharma-grade products for more specific clinical (non-prescription and prescription) applications, such as arthritic joint pain, acne vulgaris and onychomycosis.

•

A second category of developments will focus on pharmaceutical applications that target the human endocannabinoid system for treatments ranging from epilepsy, Type 2 diabetes, and acute kidney Injury. These identified programs are already under development, ranging from design and discovery to pre-clinical and biological testing with leading universities and research institutions.

Additionally, as a result of a Mater Development, License and Supply Agreement dated March 26, 2020, we have an exclusive partnership agreement with BIONOVA Labs, Inc., located in Long Island City, NY, surrounding the co-development and commercialization of a proprietary nanotechnology based on BIONOVA’s NuCell Technology. This technology was first developed by Dr. Michael Danielov (CEO and Founder) at the Institute of Experimental Morphology Academy of Science located in Georgia, Tbilisi of the USSR. This award-winning development was identified as a new scientific “Concept of Biological Information Transfer” which reshaped conventional approaches in medicine. With government funding, he recruited top scientists, engineers, mathematicians, physiologists, and biochemists to develop a new science and methodology surrounding the nano-structuring of bioactive substances. Dr. Danielov published a series of articles related to this proprietary Scientific Concept of “Biological Information Transfer” and to Life Science Nanotechnology in “Critical Care & Catastrope Medicine” magazines which can be found at http://www.cccm.ge/index_en.htm.

The bioactive ingredients, called NANO-COMPLEXES™, are delivered in ‘Nano’ quantities to be effectively utilized by the body; (http://www.bionovalab.com/bionova/Customer/bionovaAndNanotechnology.ms). Based on fundamental scientific research Dr. Danielov and his team of scientists developed several proprietary nanotechnologies for Life Science Industries, which currently are in use as a technological platform for creating multiple products oriented toward enhancement of self-healing processes. This technological platform is based on the development of Bioactive Complexes Modeling, which gives the ability to manipulate not only with Nano (10-9), but also with Pico (10-12) quantities of active substances, targeting the problem-specific biochemical pathway.

The ingredients in BIONOVA’s products are called NANO-COMPLEXES™ and include replicas of bioactive ingredients either existing in the human body or known to biologically react with natural receptors in the body that are vital for reestablishing or regulating cellular communication. These NANOCOMPLEXES ™ are easily recognized, absorbed and metabolized. Each BIONOVA product is composed of 150 to 300 ingredients that are specially selected for each individual’s personalized profile. The NANO-COMPLEXES™ are delivered into the targeted place with proprietary NuCell Direct™ Delivery System, a trademarked imitation of a human cell membrane, and based on molecular structure and densities, can be designed for a timed-controlled-release.

BIONOVA approach differs from the industrial nanotechnology, as well as from nanotechnological approach in health care industry, which is focusing today its attention only to the particle sizes of matter. BIONOVA products do not contain any engineered nanomaterials but include a combination of many ingredients (most ordinarily produced by the human body). These ingredients are presented in “nano and pico-amounts” (physiological amounts) - at a level that is most efficient for metabolic uptake in the tissue(s). This is the distinctive technology that is utilized only by BIONOVA.

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This partnership with BIONOVA’s includes the development of novel Cannabinoid-Biocomplexes that shall include customized formulations for targeted delivery of bio-pharmacological elements for a variety of clinical indications identified in our business plan.

Biopharma Industry

The global demand for biopharmaceuticals is driven by a number of factors like increase in the elderly population, an increase in the prevalence of chronic diseases like cancer and diabetes, and an increase in the global acceptance of biopharmaceuticals. In addition, an increase in strategic partnerships between biopharmaceutical companies is also expected to complement the growth of the biopharmaceuticals industry. Furthermore, clearance for newer biopharmaceutical products and continuous R&D is also expected to improve this market positively. However, the high costs of these medications are one of the main constraints on this industry and, in order to make them economically viable, the cost needs to be reduced greatly.

The global market for the biopharma is segmented into product, therapeutic area, application, and region. Based on product, the market is for biopharma is segmented into recombinant growth factors, monoclonal antibodies, recombinant proteins, vaccines, purified proteins, recombinant hormones, and other product types. The monoclonal antibodies market is further divided into anti-inflammatory monoclonal antibodies, anti-cancer monoclonal antibodies, and other monoclonal antibodies. The purified proteins market is further bifurcated into P38 protein, leukemia inhibitory factor, P53 protein, and other purified proteins. The recombinant proteins market is further divided into serum albumin, defensin, amyloid protein, and transferrin. Vaccines are further divided into conventional vaccines, recombinant vaccines, and recombinant enzymes. The recombinant growth factors are further divided into granulocyte colony stimulating factors, and erythropoietin. The recombinant hormones market is further divided into recombinant human growth hormones, recombinant insulin, and other recombinant hormones. The market for monoclonal antibodies held almost 28% share of the market in 2019. Monoclonal antibodies are used in cancer treatment areas. Their usage is becoming increasingly widespread in developed countries like the U.S. and the U.K. Contrary, the recombinant proteins segment is expected to show rapid growth over the forecast period.

Segmentation Analysis

Based on therapeutic application, the market is categorized into oncology, inflammatory and infectious diseases, neurological diseases, infectious diseases, cardiovascular diseases, metabolic disorders, hormonal disorders, and other diseases. The oncology segment held almost 25% share of the market in 2019. According to the International Agency for Cancer Research (IARC), there were almost 18 million new cases of cancer and 10 million deaths in 2018. In fact, the United Nations Program on HIV and AIDS (UNAIDS) estimated that 37 million people were living with HIV in 2017. Such disquieting statistics has raised an urgent need to change the situation by innovating new and successful medicines that can cure such deadly diseases consequently raising the number of deaths. Apparently, biopharmaceutical drugs are considered to be effective in curing these chronic diseases rather than merely treating the same symptoms.

Regional Analysis

Regionally, the market is divided into Asia Pacific, Europe, Latin America, North America, and Middle East & Africa. North America held almost 37% in 2019 due to the presence of sophisticated healthcare facilities, increasing geriatric population base, and increased healthcare expenditure in the country. Asia Pacific is likely to grow at high CAGR in the forecast period. Increased investment in R&D, increased acceptance and availability of biopharmaceuticals for disease treatment and increased understanding of disease diagnosis are some of the factors of market growth in this region. Moreover, this area offers tremendous prospects for venture capitalists and investors as developed markets are largely saturated.

Competition

The biopharma industry is characterized by fierce competition, is growing rapidly, evolving constantly, and the possibility for innovative companies to succeed within it is significant. The biopharma industry is, in all respects, global and Agentix will have competitors around the world, including but not limited to the following: Novo Nordisk A/S (Denmark), Johnson & Johnson (U.S.), Pfizer, Inc., (U.S.), Hoffmann-La Roche (Switzerland), Eli Lilly and Company, Ltd. (U.K.), Biogen, Inc. (U.S.), Merck & Co., Inc. (U.S.), Sanofi (France), Bristol Myers Squibb Company (U.S.), and Bayer AG (Germany) among others.

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Intellectual Property

We will rely on a combination of trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, which are primarily our brand names, product designs and marks. We do not own any patents, although we may apply for some in the future based on the success of our business plan.

Government Regulation

The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the US FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

Any product development activities related to Agentix or products that we may develop or acquire in the future will be subject to extensive regulation by various government authorities, including the FDA, other federal, state and local agencies and comparable regulatory authorities in other countries, which regulate the design, research, clinical and non-clinical development, testing, manufacturing, storage, distribution, import, export, labeling, advertising and marketing of pharmaceutical products and devices. Generally, before a new drug can be sold, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific to each regulatory authority, submitted for review and approved by the regulatory authority. The data are often generated in two distinct development states: pre-clinical and clinical.

The products that Agentix may develop or acquire in the future must be approved by the FDA before they may be legally marketed in the United States. For new chemical entities, the pre-clinical development stage generally involves synthesizing the active component, developing the formulation and determining the manufacturing process, as well as carrying out non-human toxicology, pharmacology and drug metabolism studies that support subsequent clinical testing. These pre-clinical laboratory and animal tests are often performed under the FDA’s Good Laboratory Practices regulations. A drug’s sponsor must submit the result of the pre-clinical tests, together with manufacturing information, analytical data and any available clinical data or literature and a proposed clinical protocol to the FDA as part of an IND application, which is a request for authorization from the FDA to administer an investigational drug or biological product to humans. Similar filings are required in other countries.

Post-Marketing Requirements

Following approval of a new product, a pharmaceutical company and the approved product are subject to continuing regulation by the FDA and other federal and state regulatory authorities, including, among other things, monitoring and recordkeeping activities, reporting to applicable regulatory authorities of adverse experiences with the product, providing the regulatory authorities with updated safety and efficacy information, product sampling and distribution requirements, and complying with promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting drugs for uses or in patient populations not described in the drug’s approved labeling (known as “off-label use”), and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses. Modifications or enhancements to the products or labeling or changes of site of manufacture are often subject to the approval of the FDA and other regulators, which may or may not be received or may result in a lengthy review process. The FDA regulations require the products be manufactured in specific approved facilities and in accordance with current good manufacturing practices, and NDA holders must list their products and register their manufacturing establishments with the FDA. These regulations also impose certain organizational, procedural and documentation requirements with respect to manufacturing and quality assurance activities. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with current good manufacturing practice and other laws. NDA holders using contract manufacturers, laboratories or packagers are responsible for the selection and monitoring of qualified firms. These firms are subject to inspections by the FDA at any time, and the discovery of violative conditions could result in enforcement actions that interrupt the operation of any such facilities or the ability to distribute products manufactured, processed or tested by them.

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Other Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the United States, the Centers for Medicare & Medicaid Services, or CMS, other divisions of the Department of Health and Human Services, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency, and state and local governments. These regulations include:

•

the federal healthcare program anti-kickback law which prohibits, among other things, persons from soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•

federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other government reimbursement programs that are false or fraudulent. The government may assert that a claim including items or services resulting from a violation of the federal healthcare program anti-kickback law or related to off-label promotion constitutes a false or fraudulent claim for purposes of the federal false claims laws;

•

the Federal Physician Payments Sunshine Act within the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members; and

•

the Health Insurance Portability and Accountability Act, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates”—independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

•	applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act;

•	The Lanham Act and federal antitrust laws;

•

state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payer, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by federal laws, thus complicating compliance efforts.

21

Distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, traceability, and storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The handling of any controlled substances must comply with the U.S. Controlled Substances Act and the Controlled Substances Import and Export Act. In the U.S., many of our product candidates are currently classified as Schedule I controlled substance as defined in the Controlled Substance Act (“CSA”). This designation is based on many of AGENTIX’s chemical structures and pharmacology.

Schedule I controlled substances are pharmaceutical products subject to specific regulations under the CSA, that establishes, among other things, certain registration, manufacturing quotas, security, recordkeeping, reporting, import, export and other requirements administered by the DEA. All parties responsible for the manufacturing, distribution and testing the drug in clinical studies must apply for and obtain a license from the DEA before they are permitted to perform these activities with AGENTIX. Furthermore, these parties must have the security, control, recordkeeping, reporting and inventory mechanisms required by the DEA to prevent drug loss and diversion. All licensed facilities are required to renew their registrations annually if they intend to continue to work with our drug. The DEA conducts periodic inspections of certain registered establishments that handle controlled substances. We are planning to work with our manufacturers, distributors, exporters and clinical sites to obtain the necessary licenses.

Individual states have also established controlled substance laws and regulations. Though state-controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule drugs, as well. While some states automatically schedule a drug based on federal action, other states schedule drugs through rulemaking or a legislative action. The requirement for state registrations could also result in delay of the manufacturing, distribution of AGENTIX products or in the completion of the planned clinical studies. We and our manufacturing vendors and clinical sites must also obtain separate state registrations, permits or licenses in order to be able to obtain, handle, and distribute controlled substances for clinical trials or commercial sale, and failure to meet applicable regulatory requirements could lead to enforcement and sanctions by the states in addition to those from the DEA or otherwise arising under federal law.

Research and Development Activities and Costs

We incurred $94,100 in research and development costs for the fiscal year ended August 31, 2020.

Employees

As of December 28, 2020, we had no full-time or part-time employees but do have a total of three individuals devoting substantially full-time services to the Company under consultancy arrangement, including our Chief Executive Officer, Rudy Mazzocchi.

Properties

We currently do not rent any real property or offices. Our current business address is 32932 Pacific Coast Highway, #14-254, Dana Point, California 92629.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as noted below, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating result.

There are no material proceedings in which any of our directors, officers or affiliates or any registered or beneficial shareholder of more than 5% of our common stock is an adverse party or has a material interest adverse to our interest.

22

EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors and their respective ages as of August 31, 2020 are as follows:

Name	Age	Position with the Company
Rudy Mazzocchi (2)	61	Chief Executive Officer, Director
Michael Winterhalter (1)(2)	59	Principal Accounting and Financial Officer, Secretary and Treasurer
Riazul (Rehan) Huda	50	Director
Scott Stevens	44	Director

(1)	Resigned on December 2, 2020. The Company is seeking a Secretary and a Treasurer.
(2)	On December 2, 2020, Rudy Mazzocchi became our principal accounting officer and principal financial officer.

Directors are elected by our stockholders and hold office until their successors are elected and qualified or until their earlier resignation or removal. Officers are appointed by our board of directors and serve at the discretion of the board of directors.

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Biographical Information

Rudy Mazzocchi

Mr. Mazzocchi, age 61, has served as our Chief Executive Officer and director of the Company since July 2, 2020. Mr. Mazzocchi most recently served as Executive Chairman of Establishment Labs (Nasdaq: ESTA), a leading manufacturer of implantable medical devices in San Jose, Costa Rica, a position he held from 2014 until 2017. Mr. Mazzocchi was also a Co-Founder and served as Chief Executive Officer of BioMedX Group from 2017 until 2020, and is a Co-Founder, Chairman of OptiSTENT and was previously Chief Executive Officer of ELENZA, Inc., a company developing the world’s first electronic “AutoFocal” Intraocular Lens, a position he held from 2010 until 2018. From 2008 to 2010, he was Interim-President and Chief Executive Officer of NovaVision, Inc., a neuro-ophthalmology device company specializing in noninvasive photic-neurostimulation to restore vision. He has been the Acting-Chief Executive Officer of Berkshire Biomedical, a position he has held since 2019, and Chairman of My Next Health, a position he has held since 2020. From 2005 to 2008, Mr. Mazzocchi served as Managing Director of Accuitive Medical Ventures, a venture capital fund established to finance and develop early and expansion stage medical device and technology companies. He also served as President and Chief Executive Officer of Image-Guided NEUROLOGICS from 1998 to 2005. Prior to that, Mr. Mazzocchi was the cofounder and Director of Vascular Science and founding Chief Executive Officer of MICROVENA Corporation, eventually known as eV3, and served in numerous management and operations roles at Cook Critical Care, an operating division of COOK, Inc. He also previously served as Founding Chairman of Cytogenesis in 2000 to 2003, as well as Independent Director of Greatbatch, Inc. from 2012 to 2014. Mr. Mazzocchi received his B.S. in Life Sciences / Biochemistry from the University of Pittsburgh and completed graduate studies in Biophysics at the University of California, Los Angeles. Mazzocchi brings more than 30 years of experience in the med-tech/biotech industry in operations and general management roles and has extensive background and experience in the medical device industry. Mr. Mazzocchi’s experience in life sciences and the medical device industry led to our conclusion that he should also be serving as a member of our Board of Directors in light of our business and structure.

23

Riazul (Rehan) Huda

Riazul (Rehan) Huda, age 50, has served as a director of the Company since July 2, 2020. Since January 2016, Mr. Huda has served as Chief Executive Officer of Green Sky Labs Inc, a Canada-based technology incubation company focused on the proprietary processing technologies (e.g., extraction, isolation and purification) and the healthcare industries. Mr. Huda has held various positions within the federal government of Canada, including Senior Economist for the Department of Finance and Senior Analyst for the Natural Resources and Industry Departments. He is a recipient of the Canadian government’s Public Service Award of Excellence for his financial and economic analysis related to the awarding of operating licenses to wireless telecommunication service providers.

Mr. Huda has over 20 years of experience in investment banking, entrepreneurship, and corporate finance. He obtained a Bachelor of Arts and Master of Arts (Economics and Psychology) from the University of Manitoba, which he attended from 1987 to 1994. Mr. Huda’s experience in finance and economics led to our conclusion that Mr. Huda should be serving as a member of our board of directors in light of our business and structure.

Scott Stevens

Scott Stevens, age 44, has served as a director of the Company since July 2, 2020, and he was previously our President and a member of the board of directors from June 10, 2019 to May 8, 2020. Since 2014, Mr. Stevens has been a Partner at Grays Peak Capital, a global investment firm located in New York. Mr. Stevens has over twenty years of global investment experience in finance, technology, consulting and M&A. Prior to Grays Peak, Mr. Stevens was a Portfolio Manager for sixteen years in public and private market investing. Before joining the buy-side, Mr. Stevens was an Analyst at Merrill Lynch & Co. in the Mergers & Acquisitions Group where he completed over $20 billion of transactions in various sectors including aerospace/defense, media, healthcare, and energy. Mr. Stevens graduated from the University of Michigan (BA Economics) in 1998. Mr. Stevens’ experience in finance and M&A led to our conclusion that Mr. Stevens should be serving as a member of our board of directors in light of our business and structure.

Family Relationships

There are no family relationships among any of our officers or executive officers.

Independent Directors

We currently do not have any independent directors within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules and the rules and regulations promulgated by the Securities and Exchange Commission.

Committees of the Board of Directors

We do not have an audit or compensation committee comprised of independent directors, therefor the functions that would have been performed by such committees are performed by our directors. The Board of Directors has not established an audit committee and does not have an audit committee financial expert, nor has the Board of Directors established a nominating committee. The Board is of the opinion that such committees are not necessary since the Company is an early development stage company and has only two directors, and to date, such directors have been performing the functions of such committees. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

Code of Ethics

We currently have not adopted a code of business conduct and ethics that applies to our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer.

24

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our officers for all services rendered in all capacities to us as of the August 31 fiscal years ended as indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Rudy Mazzocchi (1)	2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2019	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Scott Stevens (2)	2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2019	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Michael Winterhalter (3)	2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2019	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

________

(1)	Appointed Chief Executive Officer and a director of the Company on July 2, 2020 and as our Principal Accounting and Financial Officer on December 2, 2020.
(2)	Appointed President and director on June 10, 2019 and resigned as President and director on May 8, 2020 but was reappointed as a director on July 2, 2020.
(3)

Appointed President and Chief Executive Officer, Treasurer and Chairman of the Board of Directors, on April 18, 2013. Appointed Secretary on April 18, 2013 and resigned as Secretary on June 2, 2013. Appointed Secretary on November 14, 2018. Resigned as President and Chief Executive Officer, Treasurer, Secretary and Chairman of the Board of Directors on July 10, 2019. Appointed President, Principal Accounting and Financial Officer, Secretary and Treasurer and a director of the Company on May 8, 2020. Resigned as President and a director of the Company on July 2, 2020. Resigned as Secretary, Treasurer and Principal Accounting and Financial Officer on December 2, 2020.

STOCK OPTION GRANTS

The following table sets forth certain information concerning outstanding stock awards held by our officers and our directors as of the fiscal year ended August 31, 2020:

		Option Awards					Stock Awards
Name	Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Rudy Mazzocchi (1)	2020	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	-0-

Riazul (Rehan) Huda (2)	2020	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	-0-

Scott Stevens (3)	2020	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	-0-

Michael Winterhalter (4)	2020	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	-0-

________

(1)	Appointed Chief Executive Officer and a director of the Company on July 2, 2020 and as our Principal Accounting and Financial Officer on December 2, 2020.
(2)	Appointed a director of the Company on July 2, 2020.
(3)

Appointed President and director on June 10, 2019 and resigned as President and director on May 8, 2020 but was reappointed as a director on July 2, 2020. Appointed President and director on June 10, 2019 and resigned as President and director on May 8, 2020 but was reappointed as a director on July 2, 2020.

(4)

Appointed President and Chief Executive Officer, Treasurer and Chairman of the Board of Directors, on April 18, 2013. Appointed Secretary on April 18, 2013 and resigned as Secretary on June 2, 2013. Appointed Secretary on November 14, 2018. Resigned as President and Chief Executive Officer, Treasurer, Secretary and Chairman of the Board of Directors on July 10, 2019.Appointed President, Principal Accounting and Financial Officer, Secretary and Treasurer and as a director of the Company on May 8, 2020 and resigned as President and a director of the Company on July 2, 2020 and resigned as Secretary, Treasurer and Principal Accounting and Financial Officer on December 2, 2020.

25

EMPLOYMENT AGREEMENTS

We have no employment agreements with any person.

DIRECTOR COMPENSATION

The following table sets forth director compensation as of August 31, 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Rudy Mazzocchi (1)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Riazul (Rehan) Huda (2)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Scott Stevens (3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Michael Winterhalter (4)	-0-	-0-	-0-	-0-	-0-	-0-	-0-

________

(1)	Appointed Chief Executive Officer and a director of the Company on July 2, 2020 and as our Principal Accounting and Financial Officer on December 2, 2020.
(2)	Appointed a director of the Company on July 2, 2020.
(3)

Appointed President and director on June 10, 2019 and resigned as President and director on May 8, 2020 but was reappointed as a director on July 2, 2020. Appointed President and director on June 10, 2019 and resigned as President and director on May 8, 2020 but was reappointed as a director on July 2, 2020.

(4)

Appointed President and Chief Executive Officer, Treasurer and Chairman of the Board of Directors, on April 18, 2013. Appointed Secretary on April 18, 2013 and resigned as Secretary on June 2, 2013. Appointed Secretary on November 14, 2018. Resigned as President and Chief Executive Officer, Treasurer, Secretary and Chairman of the Board of Directors on July 10, 2019.Appointed President, Principal Accounting and Financial Officer, Secretary and Treasurer and a director of the Company on May 8, 2020 and resigned as President and a director of the Company on July 2, 2020 and resigned as our Principal Accounting and Financial Officer on December 2, 2020.

26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 28, 2020:

●	by each person who is known by us to beneficially own more than 5.0% of our common stock;

●	by each of our named executive officers and directors; and

●	by all of our named executive officers and directors as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, to our knowledge and subject to community property laws where applicable, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o Agentix Corp., 32932 Pacific Coast Highway, #14-254, Dana Point, California 92629.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Common Stock Owned (1)(2)
5% Owners:
Applied Biosciences Corp.	19,552,590	(3)	56.7%
Green Sky Labs	8,379,681	(4)	24.3%

Officers and Directors:
Rudy Mazzocchi	0		0.0%
Riazul (Rehan) Huda	0	(4)	0.0%
Scott Stevens	2,188,070	(5)	6.3%
All current officer and directors as a group (4 persons)	2,188,070		6.3%

________

(1)

Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assume the exercise of all options and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of December 28, 2020, except as otherwise noted. Shares issuable pursuant to the exercise of stock options and other securities convertible into common stock exercisable within 60 days are deemed outstanding and held by the holder of such options or other securities for computing the percentage of outstanding common stock beneficially owned by such person but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)	These percentages have been calculated based on 34,489,605 shares of common stock outstanding as of December 28, 2020.
(3)	Chris Bridges has sole voting and dispositive power over the securities held by this entity.
(4)	Riazul (Rehan) Huda, a member of our board of directors, has sole voting and dispositive power over the securities held by this entity.
(5)	Mr. Stevens holds these securities in the name of Grays Peak Ventures LLC, an entity for which he is has sole voting and dispositive control.

27

SELLING STOCKHOLDERS

Up to 2,750,721 shares of our common stock are currently being offered by the selling stockholders under this prospectus. These shares are being offered as a result of common stock and warrants purchased by selling stockholders in two private placement closings in July 2020 (the “Private Placement”).

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or pursuant to another effective registration statement covering those shares. As a result of our shares being quoted on the OTC Pink tier of the OTC Markets, the shares of our common stock may be offered and sold by the selling shareholders only at a fixed price of $0.50 per share until our common stock is listed on a national securities or quoted on the OTC Bulletin Board, OTCQX or OTCQB, at which time they may be sold at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. While we believe that upon the effective date of this registration statement our common stock will qualify for quotation on the OTCQB and we intend to pursue application for admission to the OTCQB, we cannot assure you that our common stock will, in fact, be quoted on the OTCQB.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. None of the selling stockholders are broker-dealers or affiliates of broker-dealers, unless otherwise noted.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. With respect to the warrants held by the selling stockholders, there exist contractual provisions limiting conversion and exercise to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates or members of a “group,” to beneficially own a number of shares of common stock which would exceed from 4.99% to 9.99% of our then outstanding shares of common stock following such conversion or exercise. The shares and percentage ownership of our outstanding shares indicated in the table below do not give effect to these limitations.

	Ownership Before Offering		Ownership After Offering
Selling Stockholder	Number of shares of common stock beneficially owned (1)	Number of shares offered	Number of shares of common stock beneficially owned (1)	Percentage of common stock beneficially owned (1)

Tim J. Alper	200,00	200,00	-	*
Barry & Peggy Maas Trust (2)	100,000	100,000	-	*
Nate Bohn	25,000	25,000	-	*
Nicholas Carosi	400,000	400,000	-	*
David Colodner	232,389	232,389	-	*
Kenneth DeAngelis	50,000	50,000	-	*
Charles Gaskins	133,332	133,332	-	*
Horberg Enterprises LP (3)	100,000	100,000	-	*
Paul Marx	10,000	10,000	-	*
Lawrence Pabst	300,000	300,000	-	*
H. Leigh Severance	800,000	800,000	-	*
Francis Smith Jr.	400,000	400,000	-	*

________

*	Less than 1%
(1)	This calculation is based on a number of shares of common stock outstanding comprised of 34,489,605 shares of common stock outstanding as of December 28, 2020.
(2)	Barry Maas has sole voting and dispositive power over the securities held for the account of this selling stockholder.
(3)

Howard Todd Horberg has sole voting and dispositive power over the securities held for the account of this selling stockholder. Includes 766,667 shares of common stock issuable upon the exercise of warrants.

28

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

None.

DESCRIPTION OF SECURITIES

We have authorized 75,000,000 shares of capital stock, par value $0.001 per share, of which 50,000,000 are shares of common stock and 25,000,000 are shares of “blank check” preferred stock. On December 28, 2020, there were 34,489,605 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Holders of Capital Stock

As of December 28, 2020, there were approximately 66 holders of our common stock, as determined by counting our record holders and the number of participants reflected in a security position listing provided to us by the Depository Trust Company. Because the “DTC participants” are brokers and other institutions holding shares of our common stock on behalf of their customers, we do not know the actual number of unique shareholders represented by these record holders.

Common Stock

Voting Rights

For all matters submitted to a vote of stockholders, each holder of the Company’s common stock is entitled to one vote for each share registered in his, her, or its name. Holders of common stock vote together as a single class.

Dividend Rights

Subject to preferential dividend rights of any other class or series of stock, the holders of shares of common stock are entitled to receive dividends, including dividends of equity, as and when declared by the Company’s board of directors, subject to any limitations applicable by law and to the rights of the holders, if any, of the Company’s preferred stock.

Liquidation

In the event the Company is liquidated, dissolved or its affairs are wound up, after we pay or make adequate provision for all of the Company’s debts and liabilities, each holder of common stock will be entitled to share ratably in all assets that remain, subject to any rights that are granted to the holders of any class or series of preferred stock.

Other Rights and Preferences

Subject to the preferential rights of any other class or series of stock, all shares of common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Nevada law. Furthermore, holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of the Company’s securities.

The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

As of December 28, 2020, we had no shares of preferred stock designated or outstanding. Our board of directors is authorized, subject to limitations prescribed by Nevada law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Options and Warrants

As of December 28, 2020, we had no options, convertible notes or warrants to purchase shares of our equity outstanding.

29

Indemnification of Directors and Officers

Our amended and restated bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by the Nevada Revised Statutes (“NRS”).

If the NRS are amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Our articles of incorporation do not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under the NRS. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we are empowered to enter into indemnification agreements with our directors, officers and employees to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

We believe that these bylaw provisions are necessary to attract and retain qualified persons as directors, officers and employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our bylaws may discourage shareholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and certain employees pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification

30

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Markets or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. As a result of our shares being quoted on the OTC Pink tier of the OTC Markets, the shares of our common stock may be offered and sold by the selling shareholders only at a fixed price of $0.50 per share until our common stock is listed on a national securities or quoted on the OTC Bulletin Board, OTCQX or OTCQB, at which time they may be sold at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. While we believe that upon the effective date of this registration statement our common stock will qualify for quotation on the OTCQB and we intend to pursue application for admission to the OTCQB, we cannot assure you that our common stock will, in fact, be quoted on the OTCQB.

A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

31

LEGAL MATTERS

Quick Law Group P.C. will pass upon the validity of the shares of our common stock offered by the selling stockholders under this prospectus.

MATERIAL CHANGES

There have been no material changes to us since August 31, 2020 that have not been described in this prospectus that should be included.

EXPERTS

Our financial statements as of August 31, 2020 and for the year then ended included in this prospectus have been audited by Fruci & Associates, II PLLC an independent registered public accounting firm, as stated in its report appearing in the registration statement and are included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act of 1933, as amended, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that the selling stockholders are offering in this prospectus.

Following this offering, we will be required to file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Access to those electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 32932 Pacific Coast Highway, #14-254, Dana Point, California 9262932932 Pacific Coast Highway, #14-254, Dana Point, California 92629, Attention: Rudy Mazzocchi, Chief Executive Officer.

32

Agentix, Inc.

August 31, 2020

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Agentix Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Agentix Corp. (“the Company”) as of August 31, 2020, and the related consolidated statement of operations, statement of changes in stockholders’ equity, and statement of cash flows for the period from April 15, 2020 (inception) through August 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2020, and the results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit, net losses, and negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

Spokane, Washington

December 8, 2020

F-2

Agentix Corp.

Consolidated Balance Sheet

August 31, 2020

Assets
Current Assets
Cash	$242,750
Prepayment	50,000
Total current assets	292,750

Total assets	$292,750

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$41,318
Accounts payable - related party	27,870
Accrued expenses	100
Total current liabilities	69,288

Long Term Liabilities	-
Total liabilities	69,288

Commitments and Contingencies	-

Stockholders' Equity
Common stock par value $0.001: 50,000,000 shares authorized; 34,489,605 shares issued and outstanding as of August 31, 2020	34,490
Additional paid-in capital	552,883
Accumulated deficit	(363,911)
Total stockholders' equity	223,462
Total liabilities and stockholders' equity	$292,750

See accompanying notes to the consolidated financial statements.

F-3

Agentix Corp.

Consolidated Statement of Operations

From Inception (April 15, 2020) to From Inception August 31, 2020

Revenue	$-

Operating Expenses
Professional fees	227,055
Research and development	94,100
General and administrative expenses	23,234

Total operating expenses	344,389

Loss from Operations	(344,389)

Other Expense
Interest income, net	(31)
Other expense	19,553

Other expense, net	19,522

Loss before Income Tax Provision	(363,911)

Income Tax Provision	-

Net Loss	$(363,911)

Loss per share
Basic and Diluted	$(0.02)

Weighted average common shares outstanding
Basic and Diluted	23,179,141

See accompanying notes to the consolidated financial statements.

F-4

Agentix Corp.

Consolidated Statement of Changes in Stockholders’ Equity

	Common stock par value $0.001		Additional		Total
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Stockholders' Equity

Balance, April 15, 2020 (Inception)		-	$-	$-	$-

Shares outstanding as of reverse capitalization	3,806,613	3,807	-	-	3,807

Shares issued for cash	2,750,721	2,751	608,757		611,508

Shares issued for purchase of GSL Healthcare, Inc.	27,932,271	27,932	(55,874)		(27,942)

Net Loss				(363,911)	(363,911)

Balance, August 31, 2020	34,489,605	$34,490	$552,883	$(363,911)	$223,462

See accompanying notes to the consolidated financial statements.

F-5

Agentix Corp.

Consolidated Statement of Cash Flows

From Inception
(April 15, 2020) to
August 31, 2020

Cash Flows from Operating Activities
Net loss	$(363,911)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of equity investment	19,553
Changes in operating assets and liabilities:
Prepayments	(50,000)
Accounts payable and accounts payable - related party	25,584
Net Cash Used in Operating Activities	(368,774)
Cash Flows from Investing Activities
Cash acquired from acquisition	17
Net Cash from Investing Activities	17

Cash Flows from Financing Activities
Proceeds from sale of common stock	611,507
Net Cash Provided by Financing Activities	611,507
Net Change in Cash	242,750

Cash - beginning of reporting period	-

Cash - end of reporting period	$242,750

Non-Cash Financing and Investing Activities
Issuance of stock for acquisition	$110,910

See accompanying notes to the consolidated financial statements.

F-6

Agentix Corp.

Notes to the Consolidated Financial Statements

For the Period from Inception (April 15, 2020) to August 31, 2020

Note 1 - Organization and Basis of Presentation

Description of the Company

FairWind Energy, Inc. (the "Company", “FairWind Energy”) was incorporated on April 18, 2013 under the laws of the State of Nevada. Effective June 17, 2019, the Company changed its name to Agentix Corp. The Company is focused on the development of synthetic agonists, inverse agonists and antagonists which modulate the endocannabinoid system (ECS). The ECS is a network of G-protein coupled receptors (GPCRs) that help regulate a variety of metabolic and neurotransmission functions.

The Company partners with academic and research institutions and has exclusively licensed patented, synthetically derived, small molecule therapeutic candidates targeting the endocannabinoid GPCRs (CB1/CB2) for the treatment of metabolic syndrome and peripheral inflammation.

Merger

On May 28, 2020, the Company, entered into a Share Exchange Agreement (the “Share Exchange Agreement”), by and among the Company, and GSL Healthcare, Inc., a Nevada corporation (“GSL Healthcare”), and the holders of common stock of GSL Healthcare, which consisted of two stockholders. The closing date occurred on June 1, 2020.

Under the terms and conditions of the Share Exchange Agreement, the Company offered and sold 27,932,271 shares of common stock of the Company in consideration for all of the issued and outstanding shares of common stock of GSL Healthcare. The effect of the issuance is that former two GSL Healthcare shareholders now hold approximately 88.0% of the issued shares of common stock of the Company, and GSL Healthcare is now a wholly owned subsidiary of the Company.

The merger between the Company and GSL Healthcare was treated as a reverse capitalization for financial statement reporting purposes with GSL Healthcare deemed the accounting acquirer and the Company deemed the accounting acquiree. Accordingly, GSL Healthcare’ assets, liabilities and results of operations became the historical financial statements of the Company. Prior to the Share Exchange, 3,806,613 shares of the Company’s then outstanding common stock remained outstanding as part of this merger.

Going Concern

The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the consolidated financial statements, the Company had an accumulated deficit on August 31, 2020, a net loss, and net cash used in operating activities. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is attempting to commence operations and generate sufficient revenue; however, the Company’s cash position may not be sufficient to support its daily operations. While the Company believes in the viability of its strategy to commence operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, GSL Healthcare, Inc., a 100% owned entity. Intercompany transactions and balances have been eliminated in consolidation.

Note 2 - Significant and Critical Accounting Policies and Practices

The management of the Company is responsible for the selection and use of appropriate accounting policies and the appropriateness of accounting policies and their application. Critical accounting policies and practices are those that are both most important to the portrayal of the Company's financial condition and results and require management's most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. The Company's significant and critical accounting policies and practices are disclosed below as required by generally accepted accounting principles.

F-7

Agentix Corp.

Notes to the Consolidated Financial Statements

For the Period from Inception (April 15, 2020) to August 31, 2020

Basis of Presentation

The accompanying consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-K and Article 8 of Regulation S-X. These consolidated financial statements should be read in conjunction with the notes herein.

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Among other things, management estimates include the assumptions made in determining impairment and valuation of investments and goodwill, accruals for potential liabilities and realization of deferred tax assets.  These estimates generally involve complex issues and require judgments, involve analysis of historical information and the prediction of future trends, and are subject to change from period to period. Actual amounts could differ significantly from these estimates.

Accounting for Leases

The Company follows the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset (“ROU”) and a lease liability for virtually all leases.  Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The Company uses an implicit rate of interest to determine the present value of lease payments utilizing its incremental borrowing rate, as the implicit rate of interest in the respective leases is not readily determinable.  The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. As of August 31, 2020, the Company did not have any leases.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts payable and accrued expenses approximate their fair values because of the short maturity of these instruments. The Company’s equity investments are considered Level 3, as pricing inputs are generally unobservable and not corroborated by market data.

F-8

Agentix Corp.

Notes to the Consolidated Financial Statements

For the Period from Inception (April 15, 2020) to August 31, 2020

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company follows Section 360-10-35 of the FASB Accounting Standards Codification for its long-lived assets. Pursuant to ASC Paragraph 360-10-35-17 an impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. Pursuant to ASC Paragraph 360-10-35-20 if an impairment loss is recognized, the adjusted carrying amount of a long-lived asset shall be its new cost basis. For a depreciable long-lived asset, the new cost basis shall be depreciated (amortized) over the remaining useful life of that asset. Restoration of a previously recognized impairment loss is prohibited.

Pursuant to ASC Paragraph 360-10-35-21 the Company’s long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company considers the following to be some examples of such events or changes in circumstances that may trigger an impairment review: (a) significant decrease in the market price of a long-lived asset (asset group); (b) A significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition; (c) A significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator; (d) An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group); (e) A current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group); and (f) A current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company tests its long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Pursuant to ASC Paragraphs 360-10-45-4 and 360-10-45-5 an impairment loss recognized for a long-lived asset (asset group) to be held and used shall be included in income from continuing operations before income taxes in the income statement of a business entity. If a subtotal such as income from operations is presented, it shall include the amount of that loss. A gain or loss recognized on the sale of a long-lived asset (disposal group) that is not a component of an entity shall be included in income from continuing operations before income taxes in the income statement of a business entity. If a subtotal such as income from operations is presented, it shall include the amounts of those gains or losses.

Prepayment

As of August 31, 2020, the Company recorded a $50,000 payment as a deposit for inventory, which was reflected in the Company’s balance sheet as Prepayment.

Investments

The Company follows ASU 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 primarily affects equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. Among other things, this guidance requires certain equity investments to be measured at fair value with changes in fair value recognized in net income. As such, the Company measures its equity investments at their fair value at end of each reporting period.

Investments accounted for under the equity method or cost method of accounting above are included in the caption "Equity investments" on the Balance Sheet. Management uses Level 3 inputs, as defined in paragraph 820-10-35-37 of the FASB Accounting Standards Codification, to measure the fair value of its financial instruments.

The changes in carrying amount of the equity investment was as follows:

Inception (April 15, 2020) to August 31, 2020
Beginning balance	$-
Acquisitions	19,553
Dispositions	-
Impairment	(19,553)
Ending balance	$-

F-9

Agentix Corp.

Notes to the Consolidated Financial Statements

For the Period from Inception (April 15, 2020) to August 31, 2020

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates (“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act) of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

F-10

Agentix Corp.

Notes to the Consolidated Financial Statements

For the Period from Inception (April 15, 2020) to August 31, 2020

Commitment and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Revenue Recognition

The Company follows the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a single, comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance.

Under ASC 606, revenue is recognized when control of the promised goods and services is transferred to the Company’s customers, in an amount that reflects the consideration that the Company expects to be entitled to in exchange for those goods and services, net of value-added tax. The Company determines revenue recognition through the following steps:

•	Identify the contract with a customer;

•	Identify the performance obligations in the contract;

•	Determine the transaction price;

•	Allocate the transaction price to the performance obligations in the contract; and

•	Recognize revenue when (or as) the entity satisfies a performance obligation.

Research and Development

The Company follows paragraph 730-10-25-1 of the FASB Accounting Standards Codification (formerly Statement of Financial Accounting Standards No. 2 “Accounting for Research and Development Costs”) and paragraph 730-20-25-11 of the FASB Accounting Standards Codification (formerly Statement of Financial Accounting Standards No. 68 “Research and Development Arrangements”) for research and development costs. Research and development costs are charged to expense as incurred. Research and development costs consist primarily of remuneration for material and testing costs for research and development.

Deferred Tax Assets and Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company follows section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

F-11

Agentix Corp.

Notes to the Consolidated Financial Statements

For the Period from Inception (April 15, 2020) to August 31, 2020

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carrybacks and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, (1) reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; (2) requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries; (3) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries; (4) requiring a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations; (5) eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits can be realized; (6) creating a base erosion anti-abuse tax, a new minimum tax; (7) creating a new limitation on deductible interest expense; and (8) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017.

Earnings per Share

Earnings per share (“EPS”) are the amount of earnings attributable to each share of common stock. For convenience, the term is used to refer to either earnings or loss per share. EPS is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Pursuant to ASC Paragraphs 260-10-45-10 through 260-10-45-16, basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations (if that amount appears in the income statement) and also from net income. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

Pursuant to ASC Paragraphs 260-10-45-45-21 through 260-10-45-45-23 Diluted EPS shall be based on the most advantageous conversion rate or exercise price from the standpoint of the security holder. The dilutive effect of outstanding call options and warrants (and their equivalents) issued by the reporting entity shall be reflected in diluted EPS by application of the treasury stock method unless the provisions of paragraphs 260-10-45-35 through 45-36 and 260-10-55-8 through 55-11 require that another method be applied. Equivalents of options and warrants include non-vested stock granted to employees, stock purchase contracts, and partially paid stock subscriptions (see paragraph 260–10–55–23). Anti-dilutive contracts, such as purchased put options and purchased call options, shall be excluded from diluted EPS. Under the treasury stock method: a. Exercise of options and warrants shall be assumed at the beginning of the period (or at time of issuance, if later) and common shares shall be assumed to be issued. b. The proceeds from exercise shall be assumed to be used to purchase common stock at the average market price during the period. (See paragraphs 260-10-45-29 and 260-10-55-4 through 55-5.) c. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) shall be included in the denominator of the diluted EPS computation.

There were no dilutive common shares for the period from inception (April 15, 2020) to August 31, 2020.

F-12

Agentix Corp.

Notes to the Consolidated Financial Statements

For the Period from Inception (April 15, 2020) to August 31, 2020

Stock-Based Payments

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, “Compensation — Stock Compensation” (“ASC 718”), which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

For non-employees, the Company follows ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. Under the ASU No. 2017-07, most of the guidance on stock payments to nonemployees is aligned with the requirements for share-based payments granted to employees. As such, most of the guidance in ASC 718 associated with employee share-based payments, including most requirements related to classification and measurement, applies to nonemployee share-based payment arrangements.

No stock options or warrants were issued or outstanding for the period from inception (April 15, 2020) to August 31, 2020

Recent Accounting Pronouncements

The Company adopted FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The amendments in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration.  The amendment is effective for the Company after December 15, 2019. ASU 2016-13 did not have an impact to the financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for the Company beginning in fiscal 2022. The Company is evaluating the impact of the adoption of ASU 2019-12 on its financial statements but does not expect such adoption to have a material impact.

On August 5, 2020 the FASB issued the ASU 2020-06 “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40)”. The amendments in this update address issues identified as a result of the complexity associated with applying generally accepted accounting principles for certain financial instruments with characteristics of liabilities and equity. For convertible instruments, accounting models for specific features are removed and amendments to the disclosure requirements are included. For contracts in an entity’s own equity, simplifies the settlement assessment by removing some requirements. Additionally, the amendments in this update affect the diluted EPS calculation for instruments that may be settled in cash or shares and for convertible instruments. The amendments in this update are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. The Company is assessing the effects, if any, that the adoption of this accounting pronouncement may have on its financial statements.

F-13

Agentix Corp.

Notes to the Consolidated Financial Statements

For the Period from Inception (April 15, 2020) to August 31, 2020

Note 3 – Related Parties

During the period from inception (April 15, 2020) to August 31, 2020, SBS Management LLC, a company controlled by Mr. Scott Stevens and who is a member of the Company's board of directors, was paid $53,000 of management fees and the Company reimbursed SBS Management LLC $20,000 for rent expense.

During the period from inception (April 15, 2020) to August 31, 2020, Gray’s Peak Capital, a company founded by Mr. Scott Stevens and who is a member of the Company’s board of directors, made advances to the Company to cover certain operating expenses. These advances are unsecured, non-interest bearing, with no formal terms of repayment. As of August 31, 2020, the amounts due Gray’s Peak Capital for these advances was $27,870 and was included in accounts payable – related party on the accompanying balance sheet.

Note 4 – Acquisition of GSL Healthcare, Inc.

On May 28, 2020, the Company, entered into a Share Exchange Agreement (the “Share Exchange Agreement”), by and among the Company, and GSL Healthcare, Inc., a Nevada corporation (“GSL Healthcare”), and the holders of common stock of GSL Healthcare, which consisted of two stockholders.

The closing date occurred on June 1, 2020.

Under the terms and conditions of the Share Exchange Agreement, the Company offered and sold 27,932,271 shares of common stock of the Company in consideration for all of the issued and outstanding shares of common stock of GSL Healthcare. The effect of the issuance is that former two GSL Healthcare shareholders now hold approximately 88.0% of the issued shares of common stock of the Company, and GSL Healthcare is now a wholly owned subsidiary of the Company.

The acquisition price consists of the issuance of 27,932,271 shares of the Company’s common stock with an estimated value of $138,852, which consisted of net assets of $17, liabilities of $43,704 and fair value of common stock issued of $95,165. The merger between the Company and GSL Healthcare was treated as a reverse capitalization for financial statement reporting purposes with GSL Healthcare deemed the accounting acquirer and the Company deemed the accounting acquiree. Accordingly, GSL Healthcare’s assets, liabilities and results of operations became the historical financial statements of the Company and no step-up in basis was recorded. As a result, the Company recorded $138,852 as a decrease in paid in capital related to the difference of consideration paid and net amount received.

Note 5 – Equity Investments

The Company purchased 10% LLC interest in API Holdings Inc., which holds certain equity investments obtained from the purchased shares of stock of four entities with ownership percentages of less than 5%. The LLC interest held by the Company was recorded at the purchase price of $19,553.

The Company follows ASU 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, and as such, equity investments are recorded at their market value, with the change in fair value being reflected in the consolidated statements of operations. During the period from inception (April 15, 2020) to August 31, 2020, management determined that the fair value of the equity investment was $nil and as such, management recorded an impairment charge of $19,553, which was reflected in the consolidated statement of operations.

F-14

Agentix Corp.

Notes to the Consolidated Financial Statements

For the Period from Inception (April 15, 2020) to August 31, 2020

Note 6 – Equity

Issuance of Shares for Cash

On June 15, 2020, the Company sold 317,389 shares of common stock to 4 accredited investors, at a purchase price of $0.01 per share, for aggregate offering proceeds of $3,174.

On July 22, 2020, the Company sold 2,433,332 shares of common stock to 8 accredited investors, at a purchase price of $0.25 per share, for aggregate offering proceeds of $608,333.

The Company issued the above shares of common stock in reliance upon the exemption from the registration provided by Section 4(a)(2) of the Securities Act, as a sale by an issuer not involving any public offering, to a sophisticated purchaser who had access to registration-type information about the issuer.

Note 7 – Deferred Tax Assets and Income Tax Provision

On August 31, 2020, no tax benefit has been recorded with respect to the net operating loss in the accompanying consolidated financial statements as the management of the Company believes that the realization of the Company’s net deferred tax assets would be considered more likely than not and accordingly, the potential tax benefits of the net loss carryforwards are offset by the full valuation allowance.

Deferred tax assets consist primarily of the tax effect of Net Operating Loss (“NOL”) carryforwards. The Company estimated the expected income tax benefit from NOL carry-forwards of $71,000 as of August 31, 2020 of which the Company provided a full valuation allowance of $71,000 and thus had a deferred tax asset, net of valuation allowance of $nil as of August 31, 2020. The Company’s blended federal statutory income tax rate was 21% of which a NOL carry-forwards blended rate of 21% offset this rate and thus the effective income tax rate for the period from Inception (April 15, 2020) to August 31, 2020 was %nil.

The Company’s income tax filings are subject to audit by various taxing authorities. The Company’s open audit periods income from Inception (April 15, 2020) to the current tax year.

Note 8 – Subsequent Events

In accordance with ASC 855, the Company has analyzed its operations subsequent to August 31, 2020 through the date these financial statements were issued and has determined that it does not have any material subsequent events to disclose in these financial statements.

F-15

AGENTIX CORP.

Up to 2,750,721 Shares of Common Stock

PROSPECTUS

December 29, 2020